EXHIBIT 99.1

PRATT & WHITNEY AND ROLLS-ROYCE ANNOUNCE RESTRUCTURING OF IAE COLLABORATION AND NEW PARTNERSHIP TO DEVELOP NEXT GENERATION ENGINES FOR MID-SIZE AIRCRAFT

•	Pratt & Whitney to purchase Rolls-Royce share of International Aero Engines

•	New joint venture with Pratt & Whitney and Rolls-Royce to develop new engines for future generation mid-size aircraft

1.	Rolls-Royce and Pratt & Whitney restructure IAE participation

EAST HARTFORD, Conn. – Oct. 12, 2011 – Pratt & Whitney, a United Technologies Corp. (NYSE:UTX) company, and Rolls-Royce, the global power systems company, are pleased to announce a restructure of their participation in IAE International Aero Engines AG (IAE), which produces the V2500 engine for the A320 family of aircraft. Under the terms of the agreement, Rolls-Royce will sell its equity and program shares in IAE to Pratt & Whitney for $1.5 billion. Pratt & Whitney intends to discuss a possible offer of a portion of these shares with its IAE partners MTU Aero Engines AG (MTU) and Japanese Aero Engines Corporation (JAEC). In addition, Rolls-Royce shall receive an agreed payment for each hour flown by the current installed fleet of V2500-powered aircraft for fifteen years from completion of the transaction.

Under the continuing leadership of Pratt & Whitney, JAEC and MTU, IAE will continue to deliver the same high-quality product and customer support without interruption. Rolls-Royce remains committed to IAE and its customers and will continue to be responsible for the manufacture of high-pressure compressors, fan blades and discs as well as the provision of engineering support and final assembly of 50 percent of V2500 engines.

Since its creation almost thirty years ago IAE has become a major force in international aviation with approximately 4,500 V2500 engines in service and approximately 2,000 on order.

2.	New Joint Venture

Pratt & Whitney and Rolls-Royce also announced an agreement to form a new partnership to power future mid-size aircraft (120 – 230 passenger aircraft). The two companies will establish a joint venture company, in which each will hold an equal share, to develop new engines for the next generation of aircraft that will replace the existing mid-size fleet. The new venture will draw on the most-advanced technology from two world-class companies to drive enhanced performance for this fast-growing segment in which worldwide demand for around 20,000 new aircraft (or nearly 45,000 engines) is predicted over the next 20 years.

This new joint venture will focus on high-bypass ratio geared turbofan™ technology. In addition, the venture will collaborate on future studies for next generation propulsion systems, including advanced geared engines, open rotor technology and other advanced configurations.

The new collaboration brings together complementary technological resources and is designed to offer the best, most competitive response to customer demand for the next generation powerplant in the mid-size segment. The collaboration could bring about significant value for customers, as both parties are able to benefit from each other’s strengths.

The new joint venture between Pratt & Whitney and Rolls-Royce also benefits from the success of the V2500 and the PurePower® engine in establishing a broad customer base. It builds on the long-standing and successful partnership between Pratt & Whitney and Rolls-Royce in the mid-size segment. JAEC and MTU, partners of IAE and the PurePower® PW1100G-JM (Geared Turbofan™) engine program for the Airbus A320 New Engine Option (neo), also intend to join the new collaboration.

“Today’s announcement charts a clear course for the future of Rolls-Royce in the important mid-size aircraft segment,” said Mark King, president, Civil Aerospace, Rolls-Royce. “We are building on many years of successful collaboration with Pratt & Whitney in this segment to develop advanced aero engines, which we are confident will set new standards in aviation technology, performance and fuel efficiency.”

“These agreements position Pratt & Whitney, JAEC, MTU and IAE to best serve the needs of their customers for all A320 aircraft family,” said Todd Kallman, president, Commercial Engines & Global Services, Pratt & Whitney. “We are delighted to collaborate with Rolls-Royce with its complementary capabilities as we look forward to the next generation of aircraft engines that will offer even greater operational and environmental benefits.”

In addition, Rolls-Royce will make a modest financial investment in the PurePower® PW1100G-JM (Geared Turbofan™) engine for the Airbus A320 New Engine Option (neo) program.

The transactions announced in this release are subject to various closing conditions, including regulatory approvals.

Notes to Editors:

International Aero Engines

IAE is headquartered in Glastonbury, CT, USA, with more than 400 personnel globally and as of 31 December 2010, had gross assets of $1.6 billion.

The current IAE fleet of approximately 4,500 engines represents approximately 112 million lbs of installed thrust, has an average age of 7 years and currently operates around 3,000 hours per year each – delivering more than 12 million flying hours per annum.

Pratt & Whitney

Pratt & Whitney is a world leader in the design, manufacture and service of aircraft engines, space propulsion systems and industrial gas turbines. United Technologies, based in Hartford, Conn., USA, is a diversified company providing high-technology products and services to the global aerospace and commercial building industries.

Rolls-Royce

Rolls-Royce is a world-leading provider of power systems and services for use on land, at sea and in the air, and has established a strong position in global segments – civil aerospace, defense aerospace, marine and energy.

This release includes “forward looking statements” concerning the proposed transactions, their financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of UTC. These forward looking statements involve significant risks and uncertainties, including with regard to the programs described in this release. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the impact of deterioration or extended weakness in global economic conditions on demand for our products and services, the financial strength of customers and suppliers and on levels of air travel;–challenges in the design, development, production and support of advanced technologies and new products and services; and the ability to realize opportunities for growth and innovation. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC. Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date hereof. UTC does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

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